Exhibit 3.18

Number: BC0889626

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that BERG GENERAL PARTNER CORP. was incorporated under the Business Corporations Act on September 3, 2010 at 10:25 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On September 3, 2010

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada